                                                                   EXHIBIT 10.30

                                SERVICE AGREEMENT

         This SERVICE AGREEMENT ("Agreement") is made and entered into as of the ___ day of ________, ____, by and between ____________________, d/b/a
NeighborCare ("NeighborCare"), a ______________ corporation and _______________, a __________________ corporation doing business as __________________________, solely in connection with the facility located at __________________
("Operator").

                                   BACKGROUND

                  A. NeighborCare is in the business of providing various products and services to skilled nursing and other health care facilities and their residents, including prescription and non-prescription medications, whether oral, IV, topical or other; durable and disposable medical supplies and equipment, and related services; intravenous therapy products and related services; and pharmacy consulting services.

                  B. Operator operates a health care facility known as _______________, located at _____________________________ ("Facility").

                  C. Operator desires to contract with NeighborCare to provide the services described herein to residents at the Facility, and NeighborCare agrees to provide such services, pursuant to the terms and conditions set forth herein.

                                      TERMS

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Duties and Responsibilities of NeighborCare.

                  1.1 NeighborCare agrees to provide the following products and services, more fully described on the exhibits attached hereto (the "Services") (initial all that apply):

                           Pharmaceutical and Intravenous Therapy Products and
                  ---      Related Services (Exhibit "A")

                           Intravenous Therapy Products (only) and Related
                  ---      Services (Exhibit "B")

                           Pharmacy Consulting Services (Exhibit "C")
                  ---

                           Medical Supplies (Exhibit "D")
                  ---

                   X       Part B Supplies and Services (Exhibit "E")
                  ---

                           Claim Filing Services (Exhibit "F")
                  ---

                           Inventory Management Services (Exhibit "G")
                  ---

                  1.2 NeighborCare agrees to provide the Services substantially in accordance with professional standards and all laws, rules and regulations that apply or relate to the performance of the Services.

                  1.3 As reasonably requested by Operator, NeighborCare will provide proof of licensure and certification, and will cooperate with Operator in Operator's efforts to cause the Facility to meet all standards and regulations of appropriate government agencies and accreditation organizations pertaining to the Services.

                  1.4 NeighborCare will make available at the Facility certain equipment necessary for provision of the Services ("NeighborCare Equipment") to be used by Facility employees solely for purposes relating to this Agreement. Such equipment will remain the property of, and controlled by, NeighborCare at all times. Operator agrees to promptly return to NeighborCare any and all equipment, supplies, or reference materials at the termination of this Agreement in the same condition, ordinary wear and tear excepted.

         2.       Duties and Responsibilities of Operator.

                  2.1 Operator agrees to provide and maintain adequate space, and equipment and supplies in accordance with industry practice, required for NeighborCare to perform the Services.

                  2.2 Operator agrees that it is and will remain solely responsible for direct care rendered to Facility's residents and for all activities necessary for the operation of Facility under applicable federal and state laws, including but not limited to: (a) acceptance of residents in accordance with Facility's admission policies, a true and complete copy of which have been previously provided to NeighborCare; (b) maintenance of complete and timely clinical records for each resident; (c) maintenance of a liaison with each resident's attending physician; (d) acquisition from each resident's attending physician of required orders and certifications; (e) compliance with federal and state requirements for long term care facilities under the Medicare, Medicaid and other programs including, without limitation, requirements concerning contracting with outside vendors and suppliers; and (f) except where NeighborCare may bill directly to a third party, assurance of the medical necessity of services billed or claimed, completeness, accuracy and timeliness of all such claims submitted and the responsibility and accountability for all medical, professional and ethical affairs relating to the Facility and its residents.

                  2.3 Operator acknowledges that other providers may provide services to residents of the Facility, which are the same as or related to the Services provided by NeighborCare. Operator agrees to provide, or to cause such other providers to provide, any information reasonably requested by NeighborCare with respect to the services provided by such providers (necessary for NeighborCare to meet its obligations under this Agreement). By way of example only, Operator will provide NeighborCare with information required to determine the appropriateness and efficacy of NeighborCare's services. Operator agrees to indemnify NeighborCare from any injury or damage that may result to any person or property, by or from any act or omission by Operator in connection with its responsibilities under this section 2.3, and by or from any act or omission of such other providers.

                  2.4 Operator agrees that it is responsible for the storage and safe handling of all equipment, products and supplies at the Facility.

                  2.5 Operator agrees to perform such additional duties set forth in the exhibits attached hereto, as applicable.

         3. Representations, Warranties and Covenants. Operator and NeighborCare hereby represent, warrant and covenant to each other that as of the date of this Agreement, and for the entire term and any renewal hereof:

                  3.1 Each is duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite legal power, licenses, certifications and permits to enter into this Agreement and to perform its obligations hereunder. To the best of the each party's knowledge, neither party hereto, nor any of their respective employees, agents or independent contractors are the subject of any investigation, suspension of payments, disciplinary action, accusation, or civil or criminal action in connection with any governmental agency, including, but not limited to, the Department of Health and Human Services, Office of Inspector General, State Department of Health, Bureau of Fraudulent Claims, State Medical Board, Healthcare Financing Administration, CHAMPUS Program, or the Program Integrity Department of the Medicare carrier which processes Medicare claims of NeighborCare.

                  3.2 This Agreement has been duly executed and delivered by each and is the legal, valid and binding obligation of each, fully enforceable against each in accordance with its terms. Neither is party to any contract, agreement or obligation that would prevent or hinder it from entering into this Agreement or performing its duties hereunder; nor is any approval or consent of any person, firm or other entity required to be obtained for the authorization or execution of this Agreement or the performance of duties hereunder.

                  3.3 With respect to any federal health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(f)) and physician anti-self referral statutes (42 U.S.C. ss. 1395nn or any State health care program as defined in section 1128B of the Social Security Act (42 U.S.C. 1320a-7b(h)) (collectively, the "Programs"), neither party, nor any individual with a direct or indirect ownership or control interest of five percent (5%) or more of such party, nor any director, officer, or employee of such party; has ever been debarred, suspended or excluded from any Program. Each party covenants to immediately notify the other in writing if this representation is no longer true. This transaction is not intended to, nor does it, require any party to violate the federal anti-kickback or physician anti-self referral laws, and this transaction shall not be interpreted to:

                           3.3.1    require NeighborCare, or any partner,
shareholder, employee or independent shareholder of NeighborCare, to make referrals to Operator, be in a position to make or influence referrals to Operator, or otherwise generate business for Operator or to reward NeighborCare or any partners, shareholders, employees or independent contractors of NeighborCare, for making such referrals; or

                           3.3.2    restrict NeighborCare, or any partner,
shareholder, employee or independent contractor of NeighborCare, from establishing medical staff privileges at, referring any patient to, or otherwise generating any business for any other skilled nursing facility or other health care facility.

                  3.4 NeighborCare recognizes Operator's right to establish administrative policies and procedures with respect to the Facility and agrees to be bound by them, so long as such policies and procedures are reasonable and adopted in good faith, and NeighborCare is provided advance written notice and an opportunity to comply with them. Operator will consult with NeighborCare concerning any policies and procedures, or proposed changes thereto, which would significantly affect NeighborCare (i.e. would materially change the terms of this Agreement or would have an adverse effect on NeighborCare) (an "Adverse Policy"). Following such consultation, in the event an Adverse Policy is implemented, NeighborCare may, at its option, terminate this Agreement either in its entirety or as to the particular Services to which the Adverse Policy relates, at NeighborCare's discretion, upon thirty (30) days written notice to Operator.

         4.       Fees and Billing.

                  4.1 NeighborCare will bill and be compensated for Services in accordance with the exhibits attached hereto, as applicable.

                  4.2 Prior to the provision of any Services to a resident of the Facility, Operator will provide NeighborCare with information on such resident including source of reimbursement; responsible party and/or guarantor of payment, if applicable; Medicare and Medicaid number; and such other information as may be requested by NeighborCare. Operator will notify NeighborCare immediately of any changes in any resident's residency status (including but not limited to room changes or discharges), source of reimbursement or guarantor of payment. Operator will fully cooperate with NeighborCare in establishing the source of residents' third party funds and resident/family resources for payment of Services furnished by NeighborCare, including but not limited to copies of insurance coverage; prescription plan, Medicare and Medicaid cards; or financial screens. Operator agrees that if it does not provide the information described in this section 4.2 in the time and manner indicated herein, then notwithstanding any provision to the contrary herein (including all exhibits), NeighborCare may bill Operator for such Services at its usual and customary charge for such Services.

                           4.2.1    In providing billing and collection services
hereunder, NeighborCare shall comply with all applicable laws and regulations. NeighborCare shall indemnify, defend and hold Operator harmless from and against all claims, demands, damages, liabilities, costs, expenses and losses, including attorneys' fees, arising out of, resulting from or connected with the improper billing of a third party payor (including but not limited to the Medicare carrier), or the beneficiary of such payor, or arising out of, resulting from or connected with any other violation by such party of Title XVIII of the Social Security Act, those portions of the Code of Federal Regulations which pertain to the Medicare program, or any laws, regulations, policies, practices, or internal billing protocol governing any third party payor program. If reasonably available in the market, NeighborCare shall obtain insurance, which will cover its obligations under this Paragraph.

                  4.3 NeighborCare inservices, in addition to those specified in the exhibits attached hereto (which are necessary for the initiation and provision of Services hereunder), as applicable, will be provided for a fee of $______ per inservice. Education workshops will be provided for $______ for ______ participants or less, with a charge of $_____ per additional participant.

                  4.4 Any specialized services provided by NeighborCare not included in the scope of services stipulated herein would be subject to additional charges which will be agreed upon in advance in writing by both parties.

                  4.5 Operator will pay for any Services obtained for its own account, or for any Services for which Operator is responsible for payment, within thirty (30) days of receipt of an invoice from NeighborCare. Any invoice not paid within thirty (30) days of receipt of an invoice from NeighborCare will accrue interest at the rate of 1.5% per month, provided that, in no event will interest be charged in excess of the amount permitted by applicable law. Operator agrees to reimburse NeighborCare for any and all costs incurred to collect payment from the Operator, including, without limitation, reasonable attorneys' fees. Amounts due to NeighborCare by Operator under these payment provisions are due in full regardless of the Operator's ability to bill or collect from another payment source, including but not limited to Medicare or Facility residents.

         5.       Term and Termination.

                  5.1      Term. Subject to the provisions of Section 5.1.1 and
5.1.2 below, the term of this Agreement will commence on the first day of the calendar month following the Effective Date as defined in the Settlement Agreement Re: Pharmacy Supply Contracts dated ______ __, 2001 (the "Settlement Agreement") and will continue in full force and effect for a term of nine months
 .

                           5.1.1    Facility may immediately terminate this
agreement without liability if Facility`s legal counsel issues a good faith written opinion that the terms of this Agreement; (i) violate Medicare laws or regulations; (ii) jeopardize Facility's status as a tax exempt organization; or
(iii) must be modified in order for Facility to obtain tax exempt financing or re-finance tax exempt obligation.

                           5.1.2    Upon thirty days advance written notice to
NeighborCare, this Agreement may be terminated without liability and the services provided for hereunder transitioned back to Operator or its designee in accordance with the Settlement Agreement.

                  5.2      Material Breach.

                                    (a)      If NeighborCare or Operator fails
to keep, observe or perform any material covenant, agreement, term or provision of this Agreement (a "Material Breach"), and such Material Breach continues for a period of forty-five (45) days after written notice by the non-defaulting party specifying the Material Breach and requesting that the Material Breach be cured, the non-defaulting party may terminate this Agreement as to the particular Services with respect to which the defaulting party is in default only, at the non-defaulting party's discretion, upon thirty (30) days further written notice to the other party, provided however, that if the defaulting party has commenced cure within such forty-five (45) day period, and is diligently pursuing such cure, then the right to give such thirty (30) day notice of termination will be suspended for the time reasonably necessary to effect such cure.

                                    (b)      Operator agrees that until the
expiration of four (4) years after furnishing services pursuant to this Agreement, Operator shall make available, upon written request, to the Secretary of the department of Health and Human Services, or, upon written or oral request, to the U.S. Comptroller General, or any of their duly authorized representatives, the Agreement, and books, documents and records of Operator that are necessary to certify the nature, extent and cost of such services.

                                    (c)      Operator further agrees that if it
carries out any of the duties of the agreement through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related entity or organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of services pursuant to such subcontract, the related entity or organization shall make available, upon written request, to the Secretary of the Department of Health and Human Services, or, upon written or oral request, to the U.S. Comptroller General, or any of their duly authorized representatives, the subcontract, and books documents and records of such entity or organization as are necessary to verify the nature, extent and the cost of such services.

                                    (d)      If Operator is required to disclose
books, documents, or records pursuant to this provision for purpose of an audit, Operator shall notify Facility of the nature and scope of such request and Operator shall make available, upon the written request of Facility, all such books, documents or records, during regular business hours of Operator.

                                    (e)      Operator further agrees that upon
written or oral request of Facility, it shall make his books, documents and records available for inspection by any duly authorized representative of the State or the United States of America empowered to certify the nature, extent or cost of services rendered pursuant to this Agreement.

                                    (f)      Operator shall indemnify and hold
Facility harmless in the event that any amount of reimbursement is denied or disallowed because of the failure of Operator or any subcontractor to comply with its obligations to maintain and make available books, documents or records pursuant to this paragraph 5.2. Such indemnity shall include, but not be limited to, the amount of reimbursement denied, plus any interest, penalties, and reasonable attorney's fees.

                                    (g)      This paragraph pertains solely to
the maintenance and disclosure of specified records and shall have no effect on the right of the parties to the Agreement to make assignments or deletions.

                                    (h)      Notwithstanding the foregoing, with
respect to monetary defaults of Operator, if Operator fails to make any payment to NeighborCare on or before the date due, NeighborCare may terminate this Agreement either in its entirety or as to the particular Services for which Operator is in default, at NeighborCare's discretion upon twenty (20) days written notice to Operator, provided, however, that if Operator pays all past due invoices during such twenty (20) day period, NeighborCare's termination of this Agreement may be revoked by Operator upon written notice to NeighborCare.

                  5.3 NeighborCare will have the right to terminate this Agreement either in its entirety or as to the particular Services for which Operator is in default, at NeighborCare's discretion: (a) immediately, if any license, permit or approval required for the operation of Facility cannot be obtained or is at any time suspended; or (b) immediately, in the event of voluntary or involuntary bankruptcy or similar insolvency actions by or against the Operator.

                  5.4 Termination of this Agreement will not affect the rights and obligations of the parties arising out of any Services performed prior to the effective date of such termination. Upon any termination of this Agreement for any reason whatsoever, NeighborCare will be entitled to cancel any order then outstanding and for reasonable cancellation charges incurred by NeighborCare.

                  5.5 Operator acknowledges that after notice of termination has been given by either party, for any reason whatsoever, and even if such notice is subject to revocation or cure, it is the sole duty of Operator to promptly notify residents of Facility of the termination, and to arrange to provide alternative products and services to residents of the Facility to whom Services were provided by NeighborCare, without interruption of medically necessary services. Operator agrees to indemnify NeighborCare from any injury or damage that may result to any person or property, by or from any act or omission by Operator in connection with its responsibilities under this section 5.5.

                  5.6 Within thirty (30) days following termination, at a time and place to be mutually agreed, Operator and NeighborCare will meet to resolve outstanding balances due to NeighborCare and other issues with respect to termination. Operator acknowledges that if it refuses to participate in such meeting, all amounts determined by NeighborCare as due from Operator, as evidenced by invoices delivered by NeighborCare to Operator, will be deemed to be correct. All amounts payable to NeighborCare from Operator under this Agreement or otherwise will be due and payable to NeighborCare thirty (30) days following termination.

         6.       [Intentionally Omitted]

         7. Independent Contractor. In performing the Services hereunder, the parties acknowledge and agree that NeighborCare is acting as an independent contractor and not as the agent, partner or employee of Operator. This Agreement will not create a joint venture, partnership or other joint business relationship. Neither party has authority to bind the other to any third party or otherwise to act in any way as the representative of the other. As an independent contractor, NeighborCare is not exclusively limited to performing Services for Operator and is entitled to provide Services for parties other than the Operator.

         8. Insurance. NeighborCare and Operator agree to maintain during the term of this Agreement: (a) professional and general liability coverage in minimum amounts of one million dollars per occurrence, and three million dollars in the aggregate; (b) excess liability coverage in minimum amounts of five million dollars per occurrence, and five million dollars in the aggregate; and
(c) automobile insurance of one million dollars (combined single limit). NeighborCare and Operator each agree to comply with state requirements relating to worker's compensation. Operator shall, at no expense to Facility, procure and maintain malpractice insurance covering services performed at Facility by Operator hereunder. Such malpractice policy shall be issued by a company acceptable to Facility with liability limits for Operator of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) aggregate per year. Deductible amounts shall be subject to the approval of the Facility. Operator may obtain "claims made" insurance, as distinguished from "occurrence" insurance; but if Operator obtains "claims made" insurance, it shall maintain, or cause to be maintained, such "claims made" or "tail" insurance coverage as may be necessary to insure Operator during and after the term of this Agreement, against all claims arising out of the performance of services at Facility. Operator shall also promptly notify Facility of any cancellation, reduction or other material change in the amount or scope of any coverage(s) required under this paragraph. Operator has a continuing obligation to fully disclose to Facility the full nature and extent of any prior, pending or threatened claims or suits for malpractice.

         9.       Indemnification; Warranties.

                  9.1 NeighborCare will indemnify and hold harmless Operator, its officers, directors, agents or employees and each of them from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney's fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the gross negligence or willful misconduct of NeighborCare in connection with this Agreement, except to the extent attributable to the gross negligence or willful misconduct of Operator, its officers, directors, agents or employees.

                  9.2 Operator will indemnify and hold harmless NeighborCare and its officers, directors, agents or employees and each of them, from and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, expenses, including reasonable attorney's fees, in law or in equity, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the gross negligence or willful misconduct of Operator in connection with this Agreement, except to the extent attributable to the gross negligence or willful misconduct of NeighborCare, its officers, directors, agents or employees.

                  9.3 NEIGHBORCARE MAKES NO WARRANTIES WHATSOEVER HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PRODUCTS PROVIDED HEREUNDER. OPERATOR AGREES TO RELY SOLELY UPON THE DESCRIPTIONS AND WARRANTIES CONTAINED ON THE PRODUCTS SOLD, RENTED OR PROVIDED PURSUANT HERETO AND TO ENFORCE ALL SUCH WARRANTIES SOLELY AGAINST THE MANUFACTURER OF SUCH PRODUCTS. OPERATOR ACKNOWLEDGES AND AGREES THAT NEIGHBORCARE IS NOT THE MANUFACTURER OF ANY PRODUCTS SOLD, RENTED OR PROVIDED PURSUANT HERETO.

                  9.4 Sections 9.1 through 9.3 will survive termination of this Agreement and completion of the parties' duties under this Agreement.

         10. Confidentiality. It is expressly understood that NeighborCare may utilize certain proprietary systems (electronic or manual), methods, procedures, written materials (such as policy manuals) and other information developed by NeighborCare ("Confidential Information"). Such Confidential Information will remain the property of NeighborCare and Operator will not, at any time, unless prior written approval is obtained from NeighborCare, utilize, distribute, copy, disclose to any third party or otherwise employ or acquire such Confidential Information except in the performance of Operator's obligations under this Agreement. Operator also agrees that it will not disclose NeighborCare's rates to any third party, except to the extent required by law. Operator hereby acknowledges that if any breach of this section occurs, NeighborCare would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, in addition to any other remedy to which it may be entitled in law or in equity, NeighborCare will be entitled to an injunction or injunctions to prevent breaches and/or to compel specific performance of this section, and Operator will not oppose the granting of such relief on the basis that monetary damages are adequate. Operator also agrees to reimburse NeighborCare for all costs and expenses, including reasonable attorney's fees, incurred by it in enforcing Operator's obligations under this section.

         11. Notices. Any notice, request, demand, consent, approval of other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) upon actual delivery, if delivery is by hand, or (ii) upon receipt if delivery is by telecopier, or (iii) the first business day following delivery to any nationally recognized overnight delivery service, or (iv) five (5) days after it is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested. Each such notice shall be sent to the respective parties at the addresses indicated below:

If to NeighborCare: NeighborCare

                    ---------------------------------

                    ---------------------------------
                    Attention: Senior Vice President,
                               Region
                    ----------

with a copy to:     NeighborCare
                    101 East State Street
                    Kennett Square, PA  19348
                    Attention: Law Department

If to Operator:

                    ---------------------------------

                    ---------------------------------
                    Attention:
                              -----------------------

Any party may change its address for purposes of this section by giving the other party's ten (10) days prior written notice in accordance with this section.

         12. Civil Rights. NeighborCare and Operator agree to comply with the Civil Rights Act of 1964 which prohibits discrimination based on race, sex, national origin, age, color or handicap.

         13.      Books and Records.

                  13.1 Access to Books and Records. Pursuant to Section 1395X(v)(1)(I) of Title 42 of the United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after the termination of this Agreement, NeighborCare shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services, the Comptroller General of the United States General Accounting Office, or the applicable state agencies or departments, or any of their duly authorized representatives a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by NeighborCare under this Agreement. NeighborCare further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a 12 month period, such subcontract shall contain a clause identical to that contained in the first sentence of this Section.

                  13.2 Ownership and Retention of Records. Except as otherwise provided in this Agreement (including the applicable exhibits), all documents considered to be part of residents' medical record will be and remain the property of Operator and upon termination of this Agreement, any original items in NeighborCare's possession will be delivered to Operator. NeighborCare will be entitled to maintain a copy of the records unless otherwise prohibited by federal or state law. NeighborCare and Operator agree to maintain all books and records in sufficient detail and for such a period of time as required by federal and state regulations.

                  13.3 Availability of Records. During the term of this Agreement and following expiration or termination of this Agreement for any reason whatsoever, in accordance with applicable laws, Facility agrees to make available to NeighborCare all resident records and other relevant information requested in connection with the performance of the Services.

         14. Assignment; Binding Effect. This Agreement may not be assigned by either party without the prior written consent of the other party hereto; provided that NeighborCare may assign this Agreement to any affiliate, or to any party acquiring all or substantially all of the assets or stock of NeighborCare. Subject to the foregoing, this Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         15. Amendments and Waivers. This Agreement may be amended, modified or varied only by agreement in writing, duly executed by the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought. The waiver of any breach of any term or condition of this Agreement will not be deemed to constitute the continuing waiver of the same or any other term or condition.

         16. Governing Law. This Agreement will be deemed to have been made in and its validity and interpretation will be governed by and construed under the laws of Maryland, without regard to the conflict-of law rules of Maryland or any other state.

         17. Jurisdiction. Any and all disputes arising under or related to the Agreement will be subject exclusively to the jurisdiction of the appropriate state court in Maryland, Baltimore County or federal court in the U.S. District Court of Maryland, Northern Division.

         18. Headings. The captions herein have been inserted solely for convenience of reference and will not constitute a part of this Agreement, nor will they affect the meaning, construction or effect of this Agreement.

         19. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement.

         20. Severability. Subject to section 23 hereof, if any provision of this Agreement or the application thereof to any person or situation will, to any extent, be held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it will have been held invalid or unenforceable, will not be affected thereby, but will continue valid and enforceable to the fullest extent permitted by law.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but together will constitute one and the same instrument.

         22. Fair Market Value. The amounts to be paid to NeighborCare hereunder have been determined by the parties through good faith and arms-length bargaining to be the fair market value of the services to be rendered hereunder. No amount paid or to be paid hereunder is intended to be, nor will it be construed as, an offer, inducement or payment, whether directly or indirectly, overtly or covertly, for the referral of patients by Operator to NeighborCare, or by NeighborCare to Operator, or for the recommending or arranging of the purchase, lease or order of any item or service. For purposes of this section, NeighborCare and Operator will include each such entity and any affiliate thereof. No referrals are required under this Agreement.

         23. Change in Law. Notwithstanding anything to the contrary contained in this Agreement, in the event that any Medicare and/or Medicaid law, rule, regulation or payment policy, or any other applicable law or regulation, or any interpretation thereof, at any time, is modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the terms of this Agreement, or by virtue of the existence of this Agreement has or will have a material adverse effect on either party, then NeighborCare and Operator agree to negotiate in good faith to amend this Agreement in a manner consistent with such change and the intent of the parties. If the parties cannot agree on appropriate amendments to this Agreement in accordance with this Section 23, the parties agree to submit the matter to arbitration by the American Arbitration Association, in accordance with its Commercial Arbitration Rules, and the decision of such arbitration shall be binding upon NeighborCare and Operator.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

NEIGHBORCARE:                                OPERATOR:



By:                                          By:
   --------------------------                   --------------------------
   Name:                                        Name:
   Title:                                       Title

                                   EXHIBIT "E"
                          PART B SUPPLIES AND SERVICES

         1. Part B Supplies. NeighborCare will provide medical equipment and supplies ("Part B Supplies") to Facility residents who are eligible for Medicare Part B benefits and for which NeighborCare may be reimbursed directly by Medicare and for whom NeighborCare has received an appropriate assignment of benefits, pursuant to the order of a resident's attending physician. Part B Supplies include but are not limited to enteral, urological, ostomy and wound care products and services.

         2. Billing. To the extent permitted by law, NeighborCare will bill Medicare directly for all Part B Supplies provided to the resident, utilizing NeighborCare's supplier number. NeighborCare will, with the assistance of Operator, obtain all necessary paperwork, information, and signatures. All applicable deductible and co-insurance amounts will be billed to the appropriate supplemental or secondary insurance or to the residents or their responsible parties. Notwithstanding the foregoing, NeighborCare reserves the right to bill Operator directly for any items for which Operator has not provided appropriate and timely documentation for NeighborCare to bill Medicare (including, for example, assignment of benefits).

         3. Delivery. NeighborCare will provide regularly scheduled deliveries to the Facility. In addition, NeighborCare will use reasonable efforts to provide interim deliveries to meet special patient care needs.

         4.       Responsibilities of Operator.

                  4.1 Operator acknowledges that Part B Supplies are for use by Medicare Part B eligible residents only, and covenants to deliver the Part B Supplies to the appropriate resident. Operator agrees to assist NeighborCare with inventory management. Operator agrees to pay NeighborCare its usual and customary charge for any Part B Supplies delivered by NeighborCare but not delivered by Operator to a resident eligible for Medicare Part B benefits or returned to NeighborCare.

                  4.2 Operator agrees that it will not file any claim form, bill, or request for payment or Medicare Part A or Medicaid cost report for any resident or third party payer for Part B Supplies furnished by NeighborCare under this Exhibit.

         5. Supplier Standards. NeighborCare agrees to comply with all applicable Medicare standards to receive and maintain a supplier number.

         6. Usage Review. As requested by operator, NeighborCare will participate in care planning for residents of the Facility, with respect to the usage of Part B Supplies, and make recommendations to Operator as NeighborCare deems appropriate.

NEIGHBORCARE:                                OPERATOR:



By:                                          By:
   --------------------------                   --------------------------
   Name:                                        Name:
   Title:                                       Title